Exhibit 99.1
Contacts:
Timothy J. Smith
952-406-3100
IR@mgipharma.com
NEWS RELEASE
MGI PHARMA ANNOUNCES SUBMISSION OF AQUAVAN® NEW DRUG APPLICATION
MINNEAPOLIS, September 27, 2007 — MGI PHARMA, INC. (Nasdaq: MOGN), a biopharmaceutical company focused in oncology and acute care, announced that the New Drug Application (NDA) for Aquavan® (fospropofol disodium) Injection has been submitted to the U.S. Food and Drug Administration (FDA) for review. Aquavan is an investigational drug that is being studied as a sedative-hypnotic agent in patients undergoing brief surgical or diagnostic procedures.
Data from phase 2 and phase 3 trials in patients undergoing colonoscopy, a phase 3 trial in patients undergoing bronchoscopy, and an open label study in patients undergoing a variety of minor surgical procedures form the foundation of the Aquavan NDA. In total, data from 21 clinical studies, including 1,611 subjects are included in the application. Consistent with standard medical practice, the four foundational trials were conducted without monitored anesthesia care (MAC) sedation, and study drugs were administered by medical personnel as dictated by local investigative site guidelines.
“We are pleased with the results of the Aquavan pivotal efficacy and safety trials,” said Mary Lynne Hedley, Executive Vice President and Chief Scientific Officer of MGI PHARMA. “The submission of the Aquavan NDA marks the completion of a key milestone for MGI PHARMA as we continue to expand our product portfolio”.
Bronchoscopy Pivotal Trial Results
A randomized, double-blind, multi-center, pivotal phase 3 trial of Aquavan Injection for sedation of patients undergoing bronchoscopy successfully met the primary endpoint of sedation success as well as all secondary endpoints. A total of 252 patients were randomized and received either a 6.5 mg/kg dose of Aquavan or a control dose of 2.0 mg/kg. Following administration of the initial bolus dose of the study drug, the design of this trial allowed a limited number of supplemental doses to be administered as required to initiate or maintain sedation during the procedure.

MGI PHARMA, INC.
Aquavan NDA Submission

The primary endpoint of this trial was sedation success, defined as a patient having achieved three consecutive Modified Observer’s Assessment of Alertness/Sedation (MOAA/S) scores of ≤4 after administration of sedative medication and completion of the bronchoscopy procedure without the use of alternative sedative medication and without manual or mechanical ventilation. The secondary endpoint of treatment success was defined as completion of the procedure without the use of alternative sedative medication and without manual or mechanical ventilation. Additional endpoints included measures of patient and physician satisfaction.
Among patients treated with an initial bolus dose of 6.5 mg/kg (n=150) of Aquavan, the sedation success rate was 88.7% compared to 27.5% of patients in the control arm (n=102) (p<0.001). The treatment success rate among patients treated with the initial bolus dose of 6.5 mg/kg Aquavan was 91.3% compared to 41.2% for control (p<0.001). Of those patients in the 6.5 mg/kg Aquavan arm, 94.6% indicated that they would be willing to be treated again with the same sedative dose, compared to 78.2% of those in the control arm (p<0.001). Additionally, 83.3% of patients in the 6.5 mg/kg Aquavan arm reported that they did not recall being awake during the procedure, compared to 55.4% for control (p<0.001).
The nature and frequency of sedation-related adverse events were similar between patients who received the Aquavan 6.5 mg/kg dose and those in the control arm, and were predictable for this patient population. Based upon the American Society of Anesthesiologists (ASA) Physical Status Classification System, 43% of patients were classified as P3 (having severe systemic disease), or P4 (having systemic disease that is a constant threat to life). The most frequently observed sedation-related adverse event in the two study arms was transient hypoxemia (defined as blood oxygen saturation levels ≤90% for more than 30 seconds at any point, as measured by pulse oximetry), which was observed in 15% of patients who received an initial bolus dose of 6.5 mg/kg of Aquavan compared to 13% of patients who received control. Eight patients (5%) who received 6.5 mg/kg Aquavan experienced hypotension. Summary results from this phase 3 trial have been previously reported.
Colonoscopy Pivotal Trial Results
A randomized, double-blind, multi-center phase 3 pivotal trial was conducted to evaluate whether an Aquavan dosing regimen of 6.5 mg/kg would be safe and effective in providing moderate sedation in patients undergoing colonoscopy, compared to a control dose of 2.0 mg/kg. A total of 312 patients in 18 sites were pre-treated with fentanyl citrate (50 µg) and then received either Aquavan 2.0 mg/kg, Aquavan 6.5 mg/kg or midazolam 0.02 mg/kg (2:3:1 ratio). Gastroenterologists administered the sedatives, as is consistent with a large percentage of routine colonoscopies. Patients were ages 18 and older and in varying states of health and sedation risk.
The results showed that 87% of patients who received an initial bolus dose of Aquavan 6.5 mg/kg achieved sedation success, which was defined by three consecutive Modified Observer’s Assessment of Alertness/Sedation (MOAA/S) scores of greater than or equal to 4, plus completion of the procedure without the need for alternative sedative medications and manual or mechanical airway assistance. In comparison, 26% of patients who received Aquavan 2.0 mg/kg achieved sedation success (p<0.001), while 69% who received midazolam 0.02 mg/kg achieved sedation success.

MGI PHARMA, INC.
Aquavan NDA Submission

Furthermore, 88% of patients in the Aquavan 6.5 mg/kg treatment arm achieved treatment success, the secondary efficacy endpoint of the trial, meaning they completed their colonoscopy without requiring manual/mechanical ventilation and alternative sedative medication (non-study sedative(s) used because of inadequate sedation). By comparison, 28% of patients in the Aquavan 2.0 mg/kg contol arm achieved treatment success (p<0.001). In addition, the 6.5 mg/kg dose of Aquavan was associated with a lower rate of supplemental analgesic use (55% of patients required additional analgesic medication, compared to 77% receiving the 2.0 mg/kg dose, p<0.001). The most common adverse reactions were paresthesias (tingling, and burning) and pruritus (itching). These were generally mild to moderate in intensity, transient and self-limiting. Results from this phase 3 trial have been previously reported.
Minor Surgical Procedures Safety Study Results
A single arm, open label study was conducted in 123 patients undergoing a variety of minor surgical procedures to assess the safety and tolerability of Aquavan at a dose of 6.5 mg/kg in a variety of settings including arthroscopy, bunionectomy, dilation and curettage, endoscopy, hysteroscopy, lithroscopy, shunt placement and trans-esophageal echoes. The most frequently observed sedation-related adverse event in this study was transient hypotension (3%). No adverse events led to procedure or study drug discontinuation. Summary results from this trial have been previously reported.
About Aquavan® (fospropofol disodium) Injection
Aquavan® (fospropofol disodium) Injection, a proprietary water-soluble prodrug of propofol that, after intravenous injection, is rapidly converted by an enzyme (alkaline phosphatase) in the body into propofol, is a product candidate in development for sedation of patients undergoing short surgical or diagnostic procedures. Aquavan has not been approved for marketing by the U.S. Food and Drug Administration (U.S. FDA) or any other regulatory agencies.
About MGI PHARMA
MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops, and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) Injection, Dacogen® (decitabine) for Injection, and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.
This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA to continue to increase sales of its marketed products, the successful completion of clinical trials for the Company’s other product candidates, and other risks and uncertainties detailed from time to time in MGI PHARMA’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. MGI PHARMA undertakes no duty to update any of these forward-looking statements.